Exhibit 99.2

November 15, 2006

Dear Friends of ONI,

On October 16, 2006, I announced that the first of two sets of subjects had completed our Probiora3™ human study, and that we were pleased with the encouraging results obtained at that time. The second set of subjects have now completed the study protocol, and the results confirm our earlier conclusions and demonstrate that regular use of the Probiora3 mouthwash may beneficially impact on both dental and gingival health. More specifically, we met our primary endpoint by showing a substantial reduction in the levels of our targeted disease-causing bacteria in the mouths of the study subjects.

Oragenics will now actively pursue, both independently and with the help of consulting groups, the process of contacting potential regional and international partners in the oral care and/or food and nutritional supplement industries to determine interest and deal structure preferences for the rights to the Probiora3™ technology. We anticipate that the due diligence process could take about four months to complete before signing any deal for this technology. We are pleased that Probiora3™ has successfully completed this pivotal proof-of-concept clinical study and that it is the first product to enter the out-licensing stage for Oragenics.

If you have any questions about the Probiora3™ program, or if you have questions on other matters that impact our company, please do not hesitate to contact me directly.

Best Regards,

/s/ Robert T. Zahradnik, Ph.D.
Robert T. Zahradnik, Ph.D.